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                                                                      EXHIBIT 11

               CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands except per share data)
                                   (unaudited)

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
                                  Three Months Ended June 30,    Six Months Ended June 30,
                                  ---------------------------    -------------------------
                                        2000       1999              2000      1999
                                        ----       ----              ----      ----
Net income/(loss)                     $(10,999)  $ 1,189           $(15,274)  $ 8,648
                                      ========   =======           ========   =======

Basic:
 Weighted average common
   shares outstanding                   62,426    59,654             62,347    59,480
                                      ========   =======           ========   =======

 Net income/(loss) per share          $  (0.18)  $   .02           $  (0.25)  $   .15
                                      ========   =======           ========   =======

Diluted:
 Weighted average common
   shares outstanding                   62,426    59,654             62,347    62,588
 Dilutive effects of stock options           -     1,159                  -     3,108
                                      --------   -------           --------   -------
 Weighted average common and
   common equivalent shares
   outstanding                          62,426    60,813             62,347    62,588
                                      ========   =======           ========   =======

 Net income per share                 $  (0.18)  $   .02           $  (0.25)  $   .14
                                      ========   =======           ========   =======
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